CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 5 to Registration Statement No. 333-151790 on Form N-6 of our report dated April 24, 2009, relating to the financial statements of Sun Life (N.Y.) Variable Account D and to the use of our report dated April 14, 2009, relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York (the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph, relating to the Company changing its method of accounting for certain assets and liabilities to a fair value approach as required by accounting guidance adopted on January 1, 2008, and changing its method of accounting for income taxes as required by accounting guidance adopted on January 1, 2007, as discussed in Note 1 of the consolidated financial statements) appearing in the Statement of Additional Information which is part of the Post-Effective Amendment No. 3 to the Registration Statement filed with the Securities and Exchange Commission on April 30, 2009 and which is incorporated by reference within this Post-Effective Amendment No. 5 to the Registration Statement and to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Statement of Additional Information.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
August 10, 2009